UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by Registrant ☑ Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.

_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, May 31, 2013
10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2013 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Friday, May 31, 2013, at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve the non-binding advisory proposal regarding executive compensation;

4.	To approve the Executive Bonus Plan; and

5.
To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Monday, April 1, 2013 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer

San Jose, California
April 16, 2013

YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE.

NETGEAR, INC.
_______________

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS
_______________

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2013 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Friday, May 31, 2013 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 16, 2013 to all of our stockholders as of the record date, April 1, 2013. Stockholders who owned NETGEAR common stock at the close of business on April 1, 2013 are entitled to attend and vote at the annual meeting. On the record date, approximately 38,497,992 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 26 stockholders of record as of the record date and our common stock was held by approximately 19,334 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2012, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four (4) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” and “Proposal Four.” Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	FOR the non-binding advisory proposal regarding executive compensation; and

•	FOR the approval of the Executive Bonus Plan.

Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2012, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•
provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. The nine (9) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2013. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain”

from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of the Executive Bonus Plan. Approval of the Executive Bonus Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for”, “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two, Three or Four, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three), and the approval of the adoption of the Executive Bonus Plan (Proposal Four). For more information on this topic, see Securities and Exchange Commission Investor Alert issued in March 2012 entitled “Voting in Annual Shareholder Meetings - What's New in 2012” at http://www.sec.gov/investor/alerts/votinginannualshareholdersmeetings.pdf. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for those Proposals. In addition, broker non-votes will have the same effect as a vote against Proposal Three and Proposal Four.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals for 2014 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2014 Annual Meeting of Stockholders must be received by us no later than December 17, 2013 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2014 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2014 Annual

Meeting is March 2, 2014, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2014 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is January 31, 2014 in connection with our 2014 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the tenth (10th) business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder's notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder's notice shall also include the following information for the candidate: (i) name, age, business address and residence address of such nominee, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements or understandings between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our amended and restated bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., Gregory J. Rossmann, Barbara V. Scherer and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2014, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 15, 2013, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	56	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller	55	Director/Nominee	2009
Ralph E. Faison	54	Director/Nominee	2003
A. Timothy Godwin	63	Director/Nominee	2003
Jef Graham	57	Director/Nominee	2005
Linwood A. Lacy, Jr.	67	Director/Nominee	2002
Gregory J. Rossmann	51	Director/Nominee	2002
Barbara V. Scherer	57	Director/Nominee	2011
Julie A. Shimer	60	Director/Nominee	2007

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. Her experience on the boards of large public companies provides important perspective of governance and other practices to be applied to NETGEAR.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison has been the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, since January 2011, including Chairman of the Board Directors since March 2011. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T's wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. As a public company chairman and chief executive officer, he advises the Company on many aspects of public company management.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman, focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida. Mr. Godwin brings many years of public accounting experience both in private practice and as Chief Financial Officer of a large international technology products wholesaler. His experience as president of a large international technology products wholesaler assists the Company in management practices.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy is a director of private companies, including Ingram Industries Inc. and NuScriptRx. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia. Mr. Lacy has served as Chief Executive Officer of a large international technology wholesaler for eleven years and of a large business-to-business computer products reseller. Having served as Chief Executive Officer of two public companies and a member of the board of directors of several technology companies, Mr. Lacy's extensive experience in these positions, including managing large organizations during periods of significant growth, is helpful in understanding marketplace requirements.

Gregory J. Rossmann has served as one of our directors since February 2002. Mr. Rossmann currently is a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a member of the Board of Directors of Tellabs, Inc., a company which designs and markets equipment and services to communications-services providers worldwide. Mr. Rossmann also is a director of other private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Effective April 2013, Ms. Scherer was appointed to the board of directors of ANSYS, Inc., a publicly traded engineering simulation software and services company. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board and audit committee service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer currently is a private investor. Dr. Shimer was the immediate past president and Chief Executive Officer of Welch Allyn, a leading manufacturer of frontline medical products and solutions, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as president and Chief Executive Officer of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the Board of Directors of Blue Highway and several other private foundations. Dr Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master's and Doctorate degrees in Electrical Engineering from Lehigh University. Ms. Shimer has extensive experience in the management of development and selling of technology products. She provides important perspectives in business management of these activities. As a past chief executive officer of a large private company, she provides guidance in overall business management to the Company's executives.

Vote Required and Board of Directors' Recommendation

The nine (9) nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Stockholders are not entitled to cumulative voting in the election of directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of eight (8) meetings during 2012. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2012 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance in person.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the independence standards of Rule 5602(a)(2) of the listing standards of the Marketplace Rules of the NASDAQ Stock Market and applicable independence rules of the Securities and Exchange Commission.

In 2012, all of our directors attended at least 85% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2012	Committee Functions		Meetings Held in 2012
Audit	2000	A. Timothy Godwin (Chair) Jocelyn Carter-Miller Linwood A. Lacy, Jr. Barbara V. Scherer	•	Reviews internal accounting procedures	10
			•	Appoints independent registered public accounting firm
			•	Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			•	Evaluates the adequacy of our internal financial and accounting processes and controls
			•	Determines investment policy and oversees its implementation

Compensation	2000	Ralph E. Faison (Chair) Jef Graham Gregory J. Rossmann Julie A. Shimer	•	Administers our equity plans	6
			•	Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			•	Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Linwood A. Lacy, Jr. (Chair) Ralph E. Faison A. Timothy Godwin Jef Graham	•	Recommends nomination of Board members	6
			•	Assists with succession planning for executive management positions
			•	Oversees and evaluates Board performance
			•	Evaluates composition, organization and governance of the Board and its committees

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. None of the members of the Audit Committee is an employee of NETGEAR. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act, the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the independence standards of the applicable NASDAQ Marketplace Rules. Mr. Faison serves as chairman of our Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. None of the members of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Mr. Lacy serves as chairman of our Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information - Deadline for Receipt of Stockholder Proposals for 2014 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.  In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the NASDAQ Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Lacy has served as the lead independent outside director since April 2006.

•	The independent directors of the Board meet regularly without the presence of management.

•
The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•
Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2012 Annual Meeting of Stockholders, every one of our directors who was a director at that time was in attendance in person.

•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Mr. Lacy has served as the lead independent director since April 2006. Mr. Lacy also serves as the chairman of the Nominating and Corporate Governance Committee. As the lead independent director, Mr. Lacy has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairperson of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairperson of our other committees is also paid an additional annual retainer of $4,000. In addition, the lead independent director receives an additional annual retainer of $5,000. Retainers are paid on a quarterly basis after the end of each quarter.

Our non-employee directors receive $1,000 per meeting attended and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairperson of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairperson of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis after the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period, subject to continued service through such dates.

On an annual basis, a non-employee director who has been a director for at least six months at the time of our annual stockholders meeting is eligible to receive a grant of 6,000 restricted stock units, which will be fully vested on the date of the following year's annual stockholders meeting. However, in the past, as a result of an insufficient amount of restricted stock units available for grant, we have also granted a combination of options and restricted stock units in lieu of such annual grant of 6,000 restricted stock units. The exercise price per share of the options was the closing price of the Company's common stock on the NASDAQ Stock Market on the date of grant. The restricted stock units and the options shall all become fully vested on the date of the following year's annual stockholders meeting, subject to continued service through such date.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has also established a budget for director education of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board regarding enterprise risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Fiscal Year 2012 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2012 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)	42,000	187,860	—	229,860
Ralph E. Faison (3)	50,000	187,860	—	237,860
A. Timothy Godwin (3)	68,000	187,860	—	255,860
Jef Graham (3)	43,000	187,860	—	230,860
Linwood A. Lacy, Jr. (3)	59,000	187,860	—	246,860
Gregory J. Rossmann (3)	38,000	187,860		225,860
Barbara V. Scherer (3)	42,000	187,860	—	229,860
Julie A. Shimer (3)	38,000	187,860	—	225,860

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2012 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, 6,000 units; Ralph E. Faison, 6,000 units; A. Timothy Godwin, 6,000 units; Jef Graham, 6,000 units; Linwood A. Lacy, Jr., 6,000 units; Gregory J. Rossmann, 6,000 units; Barbara V. Scherer, 11,333 units; and Julie A. Shimer, 6,000 units.

(2)
As of December 31, 2012, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 0; A. Timothy Godwin, 11,800; Jef Graham, 10,133; Linwood A. Lacy, Jr., 15,000; Gregory J. Rossmann, 1,800; Barbara V. Scherer, 0; and Julie A. Shimer, 1,800.

(3)
On June 6, 2012, each of these directors was issued 6,000 restricted stock units, which vest entirely on the date of the next annual meeting of the stockholders. Each grant of these restricted stock units had a grant date fair value of $187,860. There were no stock option awards made to the directors in 2012.

Director Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock. Directors have a five year period in which to achieve the required compliance level. Shares owned directly by a director and unvested restricted stock units are counted toward the guidelines. All of our directors are currently in compliance with the guidelines.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2012. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2012 and December 31, 2011:

Fee Category	2012 Fees	2011 Fees
Audit Fees	$1,620,904	$1,455,023
Audit-Related Fees	7,060	10,755
Tax Fees	230,089	152,213
All Other Fees	3,600	3,600
Total Fees	$1,861,653	$1,621,591

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, acquisitions, as well as financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2013 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL THREE
APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”).

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2012:

•	Approximately 65% of total compensation for executive officers is variable and tied to achievement of internal performance targets or Company performance;

•	We granted long-term equity awards (four-year standard vesting) that link the interests of our Named Executive Officers with those of our stockholders;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits;

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers; and

•
Minimum Company performance requirements for payment of annual cash incentive bonuses in 2012 were not achieved, and accordingly Named Executive Officers did not receive any annual cash incentive bonuses for 2012.

We believe the compensation program for the Named Executive Officers is instrumental in helping us try to achieve our financial performance and business goals. In 2012 our revenue grew to $1.27 billion, representing an increase of $90.9 million, or 7.7% over the prior year. We operate our business profitably, with net income of $86.5 million in 2012. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2012 of $376.9 million, an increase of $23.2 million over the prior year-end.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2014 Annual Meeting of Shareholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL FOUR

APPROVAL OF THE EXECUTIVE BONUS PLAN

We are asking stockholders to re-approve our Executive Bonus Plan (the “Bonus Plan”). In particular, we are seeking stockholder approval of the material terms of the Bonus Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Bonus Plan was last approved by stockholders at our 2008 Annual Meeting of Stockholders. The Bonus Plan has not been changed in any material way since stockholders last approved the Bonus Plan.

If stockholders re-approve the Bonus Plan, the Company may continue to be eligible to receive a federal income tax deduction for certain compensation paid under the Bonus Plan. If stockholders do not re-approve the Bonus Plan, we may need to implement alternative incentive arrangements for our executives to achieve our goals of properly motivating and retaining our executives, but we may not receive a federal income tax deduction for some or all of the compensation paid under any such arrangement.

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The Bonus Plan is set forth in its entirety as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Bonus Plan is to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company's objectives. The Bonus Plan accomplishes this by paying awards under the Bonus Plan only after the achievement of the specified goals.

The Bonus Plan also is designed to qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows us to structure incentive compensation so that it may qualify as performance-based and therefore be tax deductible on the Company's federal income tax return.

Eligibility to Participate

The Compensation Committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. However, it is expected that our Chief Executive Officer and all of his direct reports will participate in the Bonus Plan in any year.

Target Awards and Performance Goals

Each performance period, the Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. A performance period generally means a fiscal year, but the Compensation Committee may adjust this to any longer period but not in excess of three fiscal years. With respect to any participant, there will exist no more than three (3) performance periods under the Bonus Plan at any one time. The participant's target award is generally expressed as a percentage of his or her base salary at the end of the fiscal year, but may be designated as a dollar amount or some other fashion as the Compensation Committee may determine.

The performance goals require the achievement of objectives for one or more of: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award.

After the performance period ends, the Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant's target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $3,000,000 per participant in any performance period, even if the formula otherwise indicates a larger award.

Actual awards are generally paid in cash no later than the fifteenth day of the third month after the completion of the fiscal year during which the bonus is earned. If a participant terminates employment before the end of the performance period in which the bonus is to be earned, the Compensation Committee has discretion to pay out part or all of the award otherwise earned.

Administration, Amendment and Termination

The Compensation Committee administers the Bonus Plan. Members of the Compensation Committee must qualify as outside directors under Section 162(m) in addition to meeting other qualifications mandated by our Compensation Committee Charter. Subject to the terms of the Bonus Plan, the Compensation Committee has sole discretion to:

•	select the employees who will receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	determine a formula to increase or decrease an award to reflect actual performance versus the predetermined performance goals;

•	interpret the provisions of the Bonus Plan; and

•	eliminate or reduce the actual award payable to a participant that which otherwise would be payable under the payout formula.

The Compensation Committee may amend or terminate the plan at any time and for any reason. An amendment also will be submitted for stockholder approval if necessary to maintain the Bonus Plan's compliance with Section 162(m).
Forfeitures

Notwithstanding anything to the contrary in the Bonus Plan, we may adjust the amount of any actual award to any participant that was previously determined based on our financial performance if (i) our financial statements are subsequently restated (whether or not the conduct of a participant resulted in the restatement), and (ii) in the judgment of a majority of independent members of the Board or the Compensation Committee, the financial statements as restated would have resulted in less of an actual award being paid to a participant. In such an event and as permitted by law, the participant may be required to repay all or a portion of the actual award as originally calculated or we may cancel the portion of any award not yet paid.

Awards to be Granted to Certain Individuals and Groups

Because awards under the Bonus Plan are determined based on actual performance, it is not presently possible to determine the dollar amounts that will be received by participants in the Bonus Plan in fiscal 2013 or in future years. However, set forth below are the target awards approved by the Compensation Committee for fiscal 2013. Payment of an actual award will be subject to the achievement of the pre-established performance goals.

Name	Executive Bonus Plan Dollar Value of 2013 Target Award ($)(1)
Patrick C. S. Lo	$715,000
Chairman and Chief Executive Officer
Christine M. Gorjanc	$330,000
Chief Financial Officer
David S. Soares	$165,000
Senior Vice President and General Manager, Retail Business Unit
Michael F. Falcon	$162,500
Senior Vice President of Worldwide Operations and Support
Michael P. Clegg	$150,000
Senior Vice President and General Manager, Service Provider Business Unit
Executive officers as a group (excluding the Named Executive Officers)	$436,250
Non-executive director group	N/A
Non-executive officers employee group	N/A

(1) The dollar values are determined based on base salary actually paid to the participants during the fiscal year. The amounts indicated here are estimated based on payment in 2013 of base salaries as of the date of this proxy statement. These amounts may be subject to adjustment during 2013.

Vote Required and Board of Directors' Recommendation

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the re-approval of the NETGEAR, Inc. Executive Bonus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2013 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 15, 2013, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 38,493,144 shares of our common stock outstanding as of March 15, 2013. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Options Beneficially Owned (9)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
Name and Address
5% Stockholders:
FMR LLC (1)	4,974,717	—	4,974,717	12.9%
Royce & Associates, LLC (2)	4,315,704	—	4,315,704	11.2%
BlackRock, Inc. (3)	2,990,254	—	2,990,254	7.8%
Neuberger Berman Group LLC (4)	2,917,674	—	2,917,674	7.6%
The Vanguard Group, Inc (5)	2,379,140	—	2,379,140	6.2%
The Bank of New York Mellon Corporation (6)	2,203,326	—	2,203,326	5.7%
Executive Officers and Directors:
Patrick C.S. Lo (7)	336,121	578,024	914,145	2.3%
Christine M. Gorjanc	32,831	72,999	105,830	*
David S. Soares	16,158	72,533	88,691	*
Michael F. Falcon	9,238	15,953	25,191	*
Michael P. Clegg	6,196	21,993	28,189	*
Jocelyn E. Carter-Miller	3,289	—	3,289	*
Ralph E. Faison	18,000	—	18,000	*
A. Timothy Godwin (8)	36,815	11,800	48,615	*
Jef Graham	17,400	10,133	27,533	*
Linwood A. Lacy, Jr.	214,150	15,000	229,150	*
Gregory J. Rossmann	6,400	1,800	8,200	*
Barbara V. Scherer	1,000	—	1,000	*
Julie A. Shimer	13,000	1,800	14,800	*

All current directors and executive officers as a group (16 persons)	728,715	862,896	1,591,611	4.0%
* Less than one percent of our outstanding shares of common stock

(1) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013, by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR and, as an investment advisor, is the beneficial owner of 4,436,781 shares as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of 4,436,781 shares. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 14,310 shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 515,426 shares. FIL Limited, a qualified institution, is the beneficial owner of 8,200 shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(2) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2013, by Royce & Associates, LLC (“Royce & Associates”). Royce & Associates has sole voting and dispositive power over all of the reported shares. The address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(3) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting and dispositive power over all of the reported shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(4) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013, by Neuberger Berman Group LLC (“Berman Group”). Berman Group may be deemed to be a beneficial owner of securities because certain affiliated persons have shared power to retain or dispose of the securities of many unrelated clients. The address for Berman Group is 605 Third Avenue, New York, NY 10158.

(5) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2013, by The Vanguard Group, Inc (“Vanguard Group”). Vanguard Group has sole power to vote of 56,794 shares and sole power to dispose of 2,323,846 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 55,294 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2013, by The Bank of New York Mellon Corporation (“The Bank of New York Mellon”). All of the securities are beneficially owned by The Bank of New York Mellon and its direct or indirect subsidiaries in their various fiduciary capacities. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(7) Shares beneficially owned by Mr. Lo include (1) 31,115 shares held of record by The Patrick C.S. Lo 2009 Grantor Retained Annuity Trust, (2) 120,890 shares held of record by The Patrick and Emily Lo Revocable Trust Dated 4-7-99, (3) 131,778 shares held of record by the education trusts of Mr. Lo's children, and (4) 52,338 shares held of record by Mr. Lo.

(8) Shares beneficially owned by Mr. Godwin include 36,815 shares held by A. Timothy Godwin Family Trust dated 3/27/95, as amended.

(9) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 15, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NETGEAR is a global networking company that delivers innovative products to consumers, businesses and service providers. In 2012 our revenue grew to $1.27 billion, representing an increase of $90.9 million, or 7.7% year-over-year. We operate our business profitably, with net income of $86.5 million in 2012. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2012 of $376.9 million, an increase of $23.2 million year-over-year.

The worldwide macroeconomic environment throughout 2012 proved challenging for us, especially during the second half of 2012. Despite this, we grew the business and were able to make important share gains in key areas worldwide. We remain committed to pursuing growth opportunities we see in smart homes, next generation service providers and 21st century small and medium-sized businesses. We have maintained financial discipline while continuing to drive innovation with continual investment in research and development. We have also maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

In light of the various challenges facing our business, we believe the compensation program for our Named Executive Officers is instrumental in driving the Company's focus on long-term growth and strong financial performance. The compensation of our Named Executive Officers consists of three main elements: base salary, annual incentive compensation, and long-term incentive compensation. Compensation is based on overall company performance as well as individual performance. We continue to seek to have total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. The Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short term and long term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long term competitive advantage, and ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determination of their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

In June 2012, we held a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with over 91% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2012, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our Compensation Committee retained and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group was last reviewed and confirmed in the first half of 2012 by Compensation Strategies, the Compensation Committee's compensation consultant, with input from our Chief Executive Officer and Compensation Committee Chairman. The Peer Group is the same as the group that was last used by the Compensation Committee in 2011, as well as 2010. The Peer Group consists of 17 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

Arris Group, Inc.	Fortinet, Inc.
Aruba Networks, Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	Logitech International S.A.
Ciena Corporation	NetApp, Inc.
Digi International, Inc.	Plantronics, Inc.
Emulex Corp.	Polycom, Inc.
Extreme Networks, Inc.	Radisys Corp.
F5 Networks, Inc.	SanDisk Corp.
Finisar Corp.

For companies within the Peer Group, the median annual 2011 revenues were approximately $1.1 billion, with an average of $1.7 billion. The median market capitalization was $1.8 billion, with an average of $3.9 billion. Statistical analysis was used to adjust all market compensation data to approximate the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Statistical regression techniques were used to remove the significant swings that can occur with individual raw data points. Specifically, all market compensation amounts were size-adjusted and reflected 50th percentile pay levels for a company with $1.475 billion in revenues, with business unit revenues of $635 million, $335 million, and $505 million for the Retail, Commercial, and Service Provider Business Units, respectively.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values and public and private survey information was also used as a supplement to the data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and Compensation Strategies. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of Compensation Strategies in executive session without the CEO, or any other member of management, present. The Compensation Committee independently reviews and approves the compensation for Named Executive Officers, and the Board (including all independent members of the Board) also ratifies and approves such compensation.

Compensation Committee Consultant

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at approximately the median total cash compensation of the Peer Group for Named Executive Officers. Comparing the elements of total target compensation for 2012, base salary comprises approximately 35%, target annual incentive compensation approximately 23%, and long-term incentive compensation approximately 42% of the pay mix.

For 2012, our target total compensation (i.e., base salary, annual cash incentive and long-term incentives) for Named Executive Officers as a group was below the median for the Peer Group by approximately 27%. We believe the significant percentage below median resulted primarily from the fact that the Company deviated in 2012 from typical equity award grant practices for the Named Executive Officers. Specifically, restricted stock unit awards were not granted and the 2011 RSU replacement bonus plan was not repeated. As explained in last year's proxy statement, the Compensation Committee granted cash incentive awards in 2011 under an RSU replacement bonus plan to replace restricted stock unit awards that otherwise would have been granted in 2012. In addition, annual incentive compensation was below the Peer Group median, which contributed to the target total compensation being lower than the Peer Group median. We continue to regularly evaluate our compensation practices and expect target total compensation for Named Executive Officers to return to normal and closer to median Peer Group amounts in the future.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally near the median of the Peer Group to facilitate a competitive recruitment and retention strategy. As a result, base salary for Named Executive Officers is generally set at approximately the 50th percentile of the Peer Group with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Compensation Committee and approved by the independent members of the Board of Directors about the third quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for Named Executive Officers to be effective as of July 1, 2012: Mr. Lo's salary was increased from $680,000 to $715,000, Ms. Gorjanc's salary was increased from $425,000 to $440,000, Mr. Soares's salary was increased from $315,000 to $330,000, Mr. Falcon's salary was increased from $315,000 to $325,000, and Mr. Clegg's salary was increased from $270,000 to $300,000. As a group, the base salaries for Named Executive Officers exceeded the median for the Peer Group by approximately 5%; we believe this result is generally consistent with our stated goal of targeting the median metrics for the Peer Group.

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year's performance and equity awards that generally vest over four years to reward long-term performance. As noted, our incentive compensation awards in 2012 did not include any grants of restricted stock unit awards. In addition, Named Executive Officers did not receive any payments under the annual incentive plan in 2012.

Annual Incentive Plan (Cash). Our Named Executive Officers participate under our annual bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that annual non-GAAP operating income is an appropriate measure which indicates profitable revenue growth and as such, generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share.

Under the 2012 executive bonus plan, our Chief Executive Officer was eligible to receive an incentive bonus between 100% to 125% of his base salary, and each other participating Named Executive Officer was eligible to receive an incentive bonus between 25% to 62.5% of his or her base salary, in each case based upon the level of annual non-GAAP operating income achieved by the Company (which would be commensurate with the non-GAAP operating income as reported in the Company's earnings release for the 2012 fiscal year, except that the reported amount is calculated before accounting for the cost of any respective bonus amount). The actual target bonus amount for our Chief Executive Officer was 100% of base salary and the actual target bonus for each other participating Named Executive Officer was 50% of base salary. These actual target bonus amounts for the Named Executive Officers would have been payable based upon (a) the Company achieving $168.0 million for 2012 annual non-GAAP operating income target under our 2012 annual operating plan reviewed and approved by our Board of Directors, and (b) achievement of individual performance goals. As in years past, the non-GAAP operating income target included a bonus plan which was to be self-funding; in other words, the $168.0 million target amount included the pro forma cost of any respective bonus amounts to be paid. In order to properly evaluate the target amount, the Company must make certain adjustments to account for the cost of the expected bonus payments.

We believe that the target $168.0 million non-GAAP operating income amount was set at an appropriate level based on market and industry expectations at that time and that it was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives. As a group, the target annual incentive cash bonus amount for Named Executive Officers was below the median for the Peer Group by approximately 11%. The Peer Group generally separates target annual incentive cash bonus amounts into three tiers, namely one for the CEO, one for the CFO and then one for the other Named Executive Officers. In the past (including in 2012), we generally have two tiers, namely one for the CEO and then one for the rest of the Named Executive Officers (including the CFO). We continue to evaluate this practice and contemplate moving to the same three tiers as our Peer Group in the future. For 2012, we believe that not having a separate tier for our CFO contributed to the below median metrics as compared to the Peer Group.

In order to further align the interests of our Chief Executive Officer and our stockholders, the minimum threshold amount of non-GAAP operating income to be achieved in order for our Chief Executive Officer to receive any incentive bonus for 2012 was $168.0 million (which is the actual target amount as well). The minimum threshold amount of non-GAAP operating income to be achieved by the Company in order for the other Named Executive Officers to receive any incentive bonus for 2012 was $145.8 million. The Company's reported 2012 annual non-GAAP operating income was $147.7 million. However, as noted above, this reported $147.7 million amount did not include the pro forma cost and expense of an additional $3.9 million in company-wide bonus amounts that would have been paid as a result of the self-funding nature of the bonus plan. Accordingly, when the pro forma $3.9 million bonus expense is subtracted from the $147.7 million actual reported 2012 annual non-GAAP operating income, the result is a $143.8 million annual non-GAAP operating income adjusted amount.

The $143.8 million adjusted amount is the amount by which to compare against the minimum thresholds for payment of bonus amounts to Named Executive Officers. Based on 2012 adjusted annual non-GAAP operating income of $143.8 million not reaching the minimum threshold target annual operating income amount of $168.0 million with respect to our Chief Executive Officer and $145.8 million with respect to our other Named Executive Officers, no annual incentive cash bonuses were paid to any Named Executive Officer for services performed during fiscal year 2012.

Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”), and in addition for 2011, through a restricted stock unit substitute bonus plan. Equity grants have been granted in the past under the 2003 Plan and are periodically granted under the 2006 Plan to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan might focus on achievement of shorter term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee mostly relies on input from two sources to determine the amount of equity awards to be granted: research from Compensation Strategies, and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our 2006 Plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), and the extent to which those equity awards are vested. Compensation Strategies prepares a comprehensive analysis of the equity award practices of our Peer Group. Objectively, we generally target our compensation to be at the median for the Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the Named Executive Officers, other than himself, with a review of the prior year's grants as the baseline starting point and such officer's individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Board but are typically granted during a Board of Directors meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the Company's annual compensation review in the first half of the year, annual equity awards were made to the Named Executive Officers during this period. The Named Executive Officers typically receive a combination of option and restricted stock unit awards each year. However for 2012, while the Named Executive Officers received an option award, the Named Executive Officers did not receive a restricted stock unit award. The Company's long-term incentive compensation for Named Executive Officers as a group was below the targeted median of the Peer Group by approximately 49%. As described above, the lower amounts for long-term incentive compensation resulted from both of the following: (a) no restricted stock unit awards being granted to Named Executive Officers in 2012 and (b) the 2011 RSU replacement bonus plan was not repeated.

Clawback Policy

In order to minimize the risk of undue overpayment of bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. The clawback provision may require a forfeiture of previously paid bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that such Named Executive Officer forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted, effective as of January 1, 2005, stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own approximately five times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named Executive Officers have a five year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. As of December 31, 2012, all of the Named Executive Officers were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each Named Executive Officer is eligible for is governed by his or her employment agreement, change of control agreement or offer letter with us. The Compensation Committee believes that these agreements and offer letters are an essential element of our Named Executive Officers' compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our Named Executive Officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation-Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the IRS Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Our 2006 Plan is structured so that any compensation recognized by an executive officer in connection with the exercise of his or her outstanding options under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. In addition, our 2006 Plan allows our Compensation Committee to structure equity awards other than stock options as performance based compensation under Section 162(m). In addition, our Executive Bonus Plan allows us to structure our cash incentives that are paid thereunder to be qualify for a deduction under Section 162(m). The Compensation Committee, however, periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to comply with their rules and to maximize deductibility. Also, while the Compensation Committee believes that structuring compensation to be deductible under Section 162(m) generally is desirable, it may decide that foregoing a tax deduction is desirable to otherwise achieve its performance objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2012 (our “Named Executive Officers”) for services rendered in all capacities for the years indicated.

Name and principal position	Year	Salary ($)	Stock Awards ($) (1), (8)	Option Awards ($) (2), (8)	Non-Equity Incentive Plan Compensation ($) (8)		All Other Compensation ($)		Total ($)
Patrick C.S. Lo, Chairman and Chief Executive Officer	2012	$697,500	$—	$1,329,312	$208,684	(3)	$3,000	(5)	$2,238,496
	2011	$640,000	$—	$2,065,055	$698,718	(4)	$—		$3,403,773
	2010	$600,000	$—	$1,270,816	$870,000	(4)	$—		$2,740,816
Christine M. Gorjanc, Chief Financial Officer	2012	$432,500	$—	$331,391	$156,513	(3)	$3,000	(5)	$923,404
	2011	$412,500	$397,800	$459,409	$225,232	(4)	$—		$1,494,941
	2010	$360,616	$—	$493,783	$213,639	(4)	$—		$1,068,038
David S. Soares, Senior Vice President and General Manager, Retail Business Unit (6)	2012	$322,500	$—	$265,112	$88,691	(3)	$—		$676,303
	2011	$305,000	$225,420	$347,956	$163,201	(4)	$—		$1,041,577
	2010	$299,199	$—	$324,145	$183,256	(4)	$64,494	(7)	$871,094
Michael F. Falcon, Senior Vice President of Worldwide Operations and Support	2012	$320,000	$—	$265,112	$88,691	(3)	$—		$673,803
	2011	$301,925	$225,420	$347,956	$164,839	(4)	$—		$1,040,140
	2010	$267,943	$—	$333,005	$163,860	(4)	$—		$764,808
Michael P. Clegg, Senior Vice President and General Manager, Service Provider Business Unit	2012	$285,000	$—	$265,112	$88,691	(3)	$3,000	(5)	$641,803
	2011	$255,000	$225,420	$347,956	$139,202	(4)	$—		$967,578
	2010	$230,154	$—	$136,786	$134,443	(4)	$—		$501,383

(1)
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2012, 2011 and 2010, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures.

(2)
The amounts reported in this column represent the aggregate value of option awards granted to the Named Executive Officers during 2012, 2011 and 2010, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions for stock options, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. Please see the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2012.

(3)
Represents the amounts earned in relation to the Company's 2011 RSU Substitute Bonus Plan. Under the 2011 RSU Substitute Bonus Plan, each Named Executive Officer was eligible to earn a cash bonus if the Company achieved in 2011 fully-diluted non-GAAP earnings per share of $2.20, subject to certain exclusions. The Company achieved this target. Accordingly, the Named Executive Officers were paid 50% of the target bonus in the fourth quarter of 2012 and the remaining 50% will be paid in the first quarter of 2014, if the participant satisfies the continued employment requirement through the actual payout date.

(4)	Represents cash bonuses earned under our annual bonus plan for each corresponding fiscal year and paid in the following March.

(5)	Consists of matching contributions under our 401(k) plan that were earned in 2012 and paid in January 2013.

(6)
Mr. Soares was paid salary and certain other compensation in Pounds Sterling in 2010. In calculating the dollar equivalent for disclosure purposes, the Company converted each payment pertaining to amounts earned in 2010 into dollars based on the average annual exchange rate for that year of 1.5456 per Pound Sterling. His 2010 non-equity incentive plan compensation was paid in U.S. dollars in March 2011.

(7)
Mr. Soares received a housing allowance of $13,773, an employer matching contribution to a portable personal pension plan in the United Kingdom of $34,342 and a car and personal transportation allowance of $16,379. No tax payment gross-up was made for Mr. Soares.

(8)	The amounts set forth in these columns are subject to clawback provisions.

Grants of Plan-Based Awards in Fiscal Year 2012

Grants of Plan-Based Awards

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2012. All stock options were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Shares issued through our employee stock purchase plan are issued under our 2003 Employee Stock Purchase Plan. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	1/31/2012 (1)				—	627	$33.87	$3,749
	3/23/12 (4)	$—	$680,000	$850,000
	6/6/2012 (2)				—	100,000	$33.31	$1,325,563
Christine M. Gorjanc	3/23/12 (4)	$—	$212,500	$265,625
	6/6/2012 (2)				—	25,000	$33.31	$331,391
David S. Soares	3/23/12 (4)	$—	$157,500	$196,875
	6/6/2012 (2)				—	20,000	$33.31	$265,113
Michael F. Falcon	3/23/12 (4)	$—	$157,500	$196,875
	6/6/2012 (2)				—	20,000	$33.31	$265,113
Michael P. Clegg	3/23/12 (4)	$—	$135,000	$168,750
	6/6/2012 (2)				—	20,000	$33.31	$265,113

(1)	These shares were issued under our 2003 Employee Stock Purchase Plan and are not subject to vesting.

(2)
25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)
These amounts represent the full grant date value without regard to vesting. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(4)
These payouts were pursuant to the terms of the Company's Annual Bonus Plan for Executives. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during 2012, and was reduced by the Compensation Committee for certain Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid only if the Company achieves a certain level of operating income. As a result, payout under the 2012 Bonus Plan for Executives was $0.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Patrick C.S. Lo	3/11/2005	1,358	—	$15.35	3/11/2015	—		$—
	5/23/2006	100,000	—	$22.68	5/23/2016	—		$—
	1/12/2007	100,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	100,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	87,915	2,085	$11.41	1/16/2019	—		$—
	1/16/2009	—	—	$—	—	5,000	(2)	$197,150
	2/2/2010	70,832	29,168	$21.10	2/2/2020	—		$—
	6/13/2010	24,999	15,001	$20.80	6/13/2020	—		$—
	2/3/2011	45,833	54,167	$35.32	2/3/2021	—		$—
	4/26/2011	16,666	23,334	$33.15	4/26/2021	—		$—
	6/6/2012	—	100,000	$31.31	6/6/2022	—		$—
Christine M. Gorjanc	1/12/2007	15,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	25,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	520	522	$11.41	1/16/2019	—		$—
	1/16/2009	—	—	$—	—	3,750	(2)	$147,863
	2/2/2010	3,021	7,292	$21.10	2/2/2020	—		$—
	6/13/2010	8,749	11,251	$20.80	6/13/2020	—		$—
	2/3/2011	11,458	13,542	$35.32	2/3/2021	—		$—
	4/26/2011	2,499	3,501	$33.15	4/26/2021	—		$—
	4/26/2011	—	—	$—	—	9,000	(3)	$354,870
	6/6/2012	—	25,000	$31.31	6/6/2022	—		$—
David S. Soares	1/12/2007	20,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	20,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	1,250	417	$11.41	1/16/2019	—		$—
	1/16/2009	—	—	$—	—	2,000	(2)	$78,860
	2/2/2010	8,166	5,834	$21.10	2/2/2020	—		$—
	6/13/2010	5,999	6,001	$20.80	6/13/2020	—		$—
	2/3/2011	9,166	10,834	$35.32	2/3/2021	—		$—
	4/26/2011	1,416	1,984	$33.15	4/26/2021	—		$—
	4/26/2011	—	—	$—	—	5,100	(3)	$201,093
	6/6/2012	—	20,000	$31.31	6/6/2022	—		$—
Michael F. Falcon	1/16/2009	—	313	$11.41	1/16/2019	—		$—
	1/16/2009	—	—	$—	—	2,125	(2)	$83,789
	2/2/2010	—	5,834	$21.10	2/2/2020	—		$—
	6/13/2010	—	6,376	$20.80	6/13/2020	—		$—
	2/3/2011	9,166	10,834	$35.32	2/3/2021	—		$—
	4/26/2011	1,416	1,984	$33.15	4/26/2021	—		$—
	4/26/2011	—	—	$—	—	5,100	(3)	$201,093
	6/6/2012	—	20,000	$31.31	6/6/2022	—		$—
Michael P. Clegg	1/16/2009	2,500	313	$11.41	1/16/2019	—		$—
	1/16/2009	—	—	$—	—	1,000	(2)	$39,430
	2/2/2010	2,500	4,376	$21.10	2/2/2020	—		$—
	6/13/2010	1,333	3,001	$20.80	6/13/2020	—		$—
	2/3/2011	9,166	10,834	$35.32	2/3/2021	—		$—
	4/26/2011	1,416	1,984	$33.15	4/26/2021	—		$—
	4/26/2011	—	—	$—	—	5,100	(3)	$201,093
	6/6/2012	—	20,000	$31.31	6/6/2022	—		$—

(1)
25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on January 16, 2010, subject to the individual continuing to be a service provider through such dates.

(3)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on April 26, 2012, subject to the individual continuing to be a service provider through such dates.

(4)
These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012, which was $39.43, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	10,627	$319,649	10,000	$377,250
Christine M. Gorjanc	42,645	$892,498	10,500	$398,408
David S. Soares	3,750	$92,551	5,700	$216,333
Michael F. Falcon	13,313	$242,290	5,950	$225,764
Michael P. Clegg	8,688	$166,067	3,700	$140,883

(1)
The value realized on exercise equals the difference between the sale price of our common stock on the NASDAQ Global Select Market at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement or nonqualified deferred compensation plans for Named Executive Officers.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements and/or change of control and severance agreements with each of our current Named Executive Officers. Each employment agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

We entered into an employment agreement dated December 3, 1999, as amended, with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 16, 2005, as amended, with Christine M. Gorjanc, our Chief Financial Officer. This amended agreement provides that if within one year following a change of control, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options, and for terminations without cause, severance payments at her final base salary rate for a period of 26 weeks after her termination or resignation. If Ms. Gorjanc is terminated without cause other than as set forth above, she is entitled to receive severance payments at her final base salary rate for a period of 26 weeks and will continue to have her equity awards vest for one year after such termination.

We entered into an employment agreement dated March 31, 2011, with David Soares, Senior Vice President and General Manager of the Retail Business Unit. This agreement provides that if within one year following a change of control, Mr. Soares is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and for terminations without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Soares is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 4, 2002, as amended, with Michael F. Falcon, our Senior Vice President of Worldwide Operations and Support. This amended agreement provides that if within one year following a change of control, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and for terminations without cause, severance payments at his final base salary rate for a period of 39 weeks after his termination or resignation. If Mr. Falcon is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated January 25, 2012, with Michael P. Clegg, our Senior Vice President and General Manager of the Service Provider Business Unit. This agreement provides that if within one year following a change of control, Mr. Clegg is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and restricted stock units, and for terminations without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Clegg is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

For purposes of these employment agreements, “good reason” means the occurrence of any of the following conditions, subject to certain notice provisions in the executive's respective employment agreement: (i) a material decrease in the executive's base compensation; or (ii) a material, adverse change in the executive's authority, responsibilities or duties, as measured against the executive's authority, responsibilities or duties immediately prior to such change. Notwithstanding the foregoing, in no event will the executive have good reason to resign due merely to a change in title or a change in the executive's reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

For purposes of the employment agreement for Mr. Lo, a termination “for cause” occurs if Mr. Lo is terminated for any of the following reasons: (i) theft, dishonesty, material misconduct, or any material violation of the Company's personnel policies and procedures, or falsification of any employment or Company records; (ii) disclosure of the Company's confidential or proprietary information in violation of the Company's form of invention and proprietary information agreement; (iii) any intentional action by Mr. Lo which has a material detrimental effect on the Company's reputation or business; (iv) Mr. Lo's failure or inability to perform any assigned duties after written notice from the Company to Mr. Lo of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days; or (v) Mr. Lo's conviction (including any plea of guilty or no contest) for any criminal act that impairs Mr. Lo's ability to perform his duties under the employment agreement. For purposes of the employment agreements for Messrs. Soares, Falcon and Clegg and Ms. Gorjanc, “cause” is defined as (i) an act of dishonesty made by the executive in connection with executive's responsibilities as an employee, (ii) executive's conviction of, or plea of nolo contendere to, a felony, (iii) executive's gross misconduct, or (iv) executive's continued violation of his or her employment duties after executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that executive has not substantially performed his or her duties.

For purposes of these employment agreements, a “change of control” of the Company shall be deemed to have occurred if at any time after the effective date of the employment agreements, respectively: (i) any person, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or (ii) (A) the Company is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) the Company sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition; provided, however, in the case of the employment agreements for Mr. Lo and Mr. Clegg, a change of control will not have occurred due solely to the decrease or increase of any ownership of the Company by Nortel Networks NA Inc., its parent corporations, subsidiaries, or affiliates.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2012:

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$715,000	$9,682,406	$10,397,406
Christine M. Gorjanc	$220,000	$1,303,203	$1,523,203
David S. Soares	$165,000	$1,170,386	$1,335,386
Michael F. Falcon	$243,750	$440,761	$684,511
Michael P. Clegg	$150,000	$495,327	$645,327

(1)
The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012, which was $39.43, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $2,250,854; Christine M. Gorjanc, $1,141,271; David S. Soares, $729,760; Michael F. Falcon, $738,761; and Michael P. Clegg, $604,801. The value realized equals the difference between $39.43 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, within one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$715,000	$—	$715,000
Christine M. Gorjanc	$220,000	$—	$220,000
David S. Soares (3)	$165,000	$—	$165,000
Michael F. Falcon	$243,750	$—	$243,750
Michael P. Clegg	$150,000	$—	$150,000

(1)
The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.”

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Plan, the 2006 Long Term Incentive Plan and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	4,323,646	(1) (2)	$29.29	3,137,625	(3) (4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	4,323,646		$29.29	3,137,625

(1)
Includes 410,398 shares subject to options outstanding under the 2003 Plan, 3,913,248 shares subject to options outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 112,082 shares subject to restricted stock units outstanding as of December 31, 2012 that were issued under the 2006 Plan.

(3)
Includes 55,513 shares available for future issuance under the 2003 Plan, 2,695,054 shares available for future issuance under the 2006 Plan and 387,058 shares available for future issuance under the 2003 Employee Stock Purchase Plan

(4)
Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2006 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON (CHAIRMAN)
JEF GRAHAM
GREGORY J. ROSSMANN
JULIE A. SHIMER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Linwood A. Lacy, Jr., Jocelyn E. Carter-Miller and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2012, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 26, 2013.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN (CHAIRMAN)
JOCELYN E. CARTER-MILLER
LINWOOD A. LACY, JR.
BARBARA V. SCHERER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2012.
Review, approval or ratification of transactions with related parties
We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.”  Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.
The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF
NETGEAR, INC.:

PATRICK C.S. LO
JOCELYN E. CARTER-MILLER
RALPH E. FAISON
A. TIMOTHY GODWIN
JEF GRAHAM
LINWOOD A. LACY, JR.
GREGORY J. ROSSMANN
BARBARA V. SCHERER
JULIE A. SHIMER

Dated: April 16, 2013

Appendix A

NETGEAR, INC.
EXECUTIVE BONUS PLAN
(AS AMENDED AND RESTATED APRIL 1, 2013)
SECTION 1
BACKGROUND, PURPOSE AND DURATION
1.1    Effective Date. The Plan is effective as of March 7, 2008, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders of the Company.
1.2    Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under section 162(m) of the Code, and any ambiguities herein will be interpreted to so comply.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula and the forfeiture provisions set forth in Section 4.5.
2.2    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.3    “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6    “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan .
2.7    “Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.

2.8    “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under section 162(m) of the Code.
2.9        “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
2.10    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.11    “Fiscal Year” means the fiscal year of the Company.
2.12    “Maximum Award” means as to any Participant for any Performance Period, $3,000,000.
2.13    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.14    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.15    “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than three (3) Performance Periods under the Plan at any one time.
2.16    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.
2.17    “Plan” means the NETGEAR, Inc. Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.
2.18    “Retirement” means, with respect to any Participant, a Termination of Employment after attaining at least age 65.
2.19    “Shares” means shares of the Company’s common stock.
2.20    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.
2.21    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1    Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2    Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.
3.3    Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.
3.5    Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.
3.6    Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and determine what Actual Award, if any, will be paid in the event of a Termination of Employment or a change of control prior to the end of the Performance Period.
SECTION 4
PAYMENT OF AWARDS
4.1    Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2    Timing of Payment. Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of §409A of the Code.
It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

4.3    Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.
4.4    Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.
4.5    Forfeiture Provisions. Notwithstanding anything to the contrary in the Plan, the Company will adjust the amount of any Actual Award of a Participant that was previously determined based on the financial performance of the Company (or a business unit of the Company) if:

•
The financial statements of the Company (or the business unit on which the calculation or determination of the Actual Award in any form was based) are subsequently restated (whether or not the conduct of the Participant directly or indirectly resulted in the restatement), and

•
In the reasonable judgment of a majority of the independent members of the Board or the Compensation Committee of the Board, the financial statements as so restated would have resulted in less of an Actual Award being paid to the Participant if such information had been known at the time the Actual Award had originally been calculated or determined.

In such event and to the extent permitted by law, the independent members of the Board or the Compensation Committee of the Board, may require, in its discretion, that the Participant repay to the Company the amount by which such Actual Award as originally calculated or determined exceeds the Actual Award as adjusted pursuant to the preceding sentence; and the Company may cancel, without payment of any consideration whatsoever, the portion of any Actual Award not yet paid or delivered that exceeds the Actual Award adjusted pursuant to the previous sentence.
Any failure by the Company to assert the forfeiture and repayment rights under this Section 4.5 with respect to specific claims against the Participant shall not waive, or operate to waive, the Company’s right to later assert its rights hereunder with respect to other or subsequent claims against the Participant.
The Company’s forfeiture and repayment rights under this Section 4.5 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline any misconduct by the Participant including, but not limited to, termination of employment or initiation of appropriate legal action.
SECTION 5
ADMINISTRATION
5.1    Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
5.2    Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.
SECTION 6
GENERAL PROVISIONS
6.1    Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
6.2    No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3    Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.6    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.
6.7    Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1    Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
7.2    Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8
LEGAL CONSTRUCTION
8.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3    Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4    Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.5    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

NETGEAR, INC.
350 EAST PLUMERIA DRIVE
SAN JOSE, CA 95134
ATTN: CORPORATE SECRETARY

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Patrick C.S. Lo
02 J.E. Carter-Miller
03 Ralph E. Faison
04 A. Timothy Godwin
05 Jef Graham
06 Linwood A. Lacy, Jr.
07 Gregory J. Rossmann
08 Barbara V. Scherer
09 Julie A. Shimer

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐
4	Proposal to approve the Executive Bonus Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000174451_1 R1.0.0.51160

NETGEAR®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

NETGEAR, INC.
Annual Meeting of Stockholders
May 31, 2013 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Christine M. Gorjanc, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on May 31, 2013, at NETGEAR's exectutive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000174451_2 R1.0.0.51160